Exhibit 10.1

Date:	December 21, 2011

From:	Bryan Jordan

To:	Charles Burkett

Subject:	Post-Retirement Support of First Horizon Foundation

This memo is to confirm our agreement to continue your role with the First Horizon Foundation after you retire from the Company. First Horizon National and First Tennessee Bank want you to serve the Foundation as an Executive Director in a non-employee capacity. This proposal is intended to leverage your reputation and contacts in the community.

Role

Your ideas and experienced insight will be welcomed as we chart our strategic goals with the Board of Directors. Your particular focus will be to ensure achievement of the Foundation’s goals and objectives.

Compensation

Effective January 1, 2012, you will begin receiving an annual consulting fee of $110,000. You will not be an employee of the Foundation, the Company, or the Bank. This arrangement will not reduce your pension, medical or other retiree benefits in any way, nor will the separation agreement you signed on April 27, 2011 be affected. Your business expenses will be handled in accordance with company policy and procedures. You will be expected to comply with any banking regulations or company policies applicable to this assignment, if any. This arrangement will be reviewed annually to determine if it is working as expected and to make changes/adjustments as needed. Either party can terminate this arrangement with 4 weeks’ notice.

Details on the administration of your payments under this agreement are in the attached addendum.

I am excited to extend this opportunity and look forward to your continued support of the Bank.